EXHIBIT 99.2
                                                                   ------------


                                                                 Midwest Centre
                                                          501 West North Avenue
                                                        Melrose Park, IL  60160
                                                  708-865-1053 fax 708-865-7273

PRESS RELEASE

For further information, please contact:
Brad A. Luecke, President and Chief Executive Officer
(708) 456-8843

                 DANIEL R. KADOLPH NAMED CHIEF FINANCIAL OFFICER
                         AT MIDWEST BANC HOLDINGS, INC.


Melrose Park, IL (September 12, 2000)--Midwest Banc Holdings, Inc. (Nasdaq:
MBHI), a community-based bank holding company, reported today that the Board of Directors named Daniel R. Kadolph as Chief Financial Officer.

He succeeds Edward H. Sibbald, who has been promoted to Executive Vice President and Director-Marketing and Investor Relations of Midwest Banc Holdings, Inc.

In his new capacity, Mr. Kadolph will be responsible for all finance and accounting activities including financial and regulatory reporting, asset and liability management, treasury and cash management, taxes and purchasing. He also serves as a director of First Midwest Data Corp., the data processing subsidiary of Midwest Banc Holdings, Inc. He will report directly to Brad A. Luecke, President and Chief Executive Officer of Midwest Banc Holdings, Inc.

Mr. Kadolph joined Midwest Bank and Trust Company, the flagship subsidiary, in 1983 and has served as Vice President and Comptroller of Midwest Banc Holdings, Inc. since 1994 and Treasurer since 1997. In these roles, he played an active role in the successful initial public offering of common stock in 1998 and a trust preferred stock issue completed in June 2000.

He earned a B.A. and M.B.A. in Finance and Accounting from Dominican University in River Forest, Illinois and is a Certified Public Accountant.

Midwest Banc Holdings, Inc. provides a wide range of commercial and consumer banking services, trust services, residential mortgage origination, insurance and securities brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank, Midwest Bank of McHenry County and Midwest Bank of Western Illinois.

                                        #